UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2003

GE LIFE AND ANNUITY

ASSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	333-69620 (Commission File Number)	54-0283385 (IRS Employer Identification No.)

6610 West Broad Street, Richmond, Virginia (Address of principal executive offices)	23230 (Zip Code)

Registrant’s telephone number, including area code (804) 281-6000

N/A

(Former name or former address, if changed since last report.

Item 5.	Other Events

On November 18, 2003, General Electric Company (“GE”) issued a press release announcing its intention to pursue an initial public offering (“IPO”) of a new company named Genworth Financial, Inc. (“Genworth”) that will comprise most of its life and mortgage insurance operations, including GE Life and Annuity Assurance Company. GE expects to file a registration statement with the U.S. Securities and Exchange Commission in the first half of January 2004 and complete the IPO in the first half of 2004, subject to market conditions and receipt of various regulatory approvals.

GE plans to sell approximately 30% of the equity of the new company in the IPO, and expects, subject to market conditions, to reduce its ownership position over the next three years as Genworth transitions to being a fully independent company. The amount GE will receive in the IPO will depend on market conditions and on other factors. GE intends to use the proceeds to invest in growth initiatives and reduce “parent-support debt” at General Electric Capital Corporation.

GE has previously announced its intent to reduce the level of its insurance-related assets from approximately 40% to approximately 15% of its total financial services assets. The businesses GE will contribute to the new company represented approximately 20% of GE’s financial services assets and approximately half of the assets of GE’s Insurance segment at September 30, 2003. As of that date, the businesses had a book value of approximately $10 billion, net of assets to be retained by GE.

GE Financial Assurance Holdings, Inc. (the holding company for GE’s principal U.S. life and mortgage insurance operations) will transfer substantially all of its businesses to Genworth, including GE Life and Annuity Assurance Company. In addition, GE will transfer its international mortgage insurance and European payment protection businesses to Genworth. GE will retain certain consumer marketing and financing operations, including GE Mortgage—Mexico and the Partnership Marketing Group, as well as U.K.-based GE Life. GE will also retain an interest in certain run-off blocks of U.S. insurance business. GE’s other principal insurance business, Employers Reinsurance Corporation, will not be part of the IPO.

Item 9.	Regulation FD Disclosure

The following information is furnished pursuant to Item 9, “Regulation FD Disclosure”.

On November 18, 2003, General Electric Company issued a press release announcing its intention to pursue an initial public offering of Genworth Financial, Inc.  A copy of GE’s press release is attached hereto as Exhibit 99(a) and hereby incorporated by reference.

Exhibit Index

99(a)	Press release, dated: November 18, 2003, issued by General Electric Company

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GE LIFE AND ANNUITY ASSURANCE COMPANY

By:	/s/ Kelly L. Groh
Kelly L. Groh
Chief Financial Officer
(Principal Financial Officer)

Date: November 19, 2003

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